Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

News Release

                                                                                           Contacts:        Keith Johnson, Investor Relations
                                                                                                                   Melinda Hood, Corp. Communications
                                                                                                                   Mississippi Chemical Corporation
                                                                                                                   (662) 746-4131
                                                                                                                   For further information please visit our
                                                                                                                   website @ www.misschem.com

Mississippi Chemical Announces New Financing Agreement

          YAZOO CITY, Miss.--December 22, 2003 - Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced that the U.S. Bankruptcy Court in Jackson, Mississippi has approved the company entering into a $96.7 million Supplemental Post-Petition Credit Agreement. This term loan will be provided by certain funds managed by Delaware Street Capital and DDJ Capital Management LLC (the "new investors") for the purpose of refinancing a portion of the company's existing secured bank debt.

          As agreed to by the company's existing bank group, led by Harris Trust and Savings Bank, and the Official Unsecured Creditors Committee, the term loan will be used to reduce pre-petition secured bank debt by $90.0 million and to pay transaction-related fees and expenses of approximately $6.7 million. This transaction, which is expected to close by December 30, 2003, will lower the pre-petition bank credit facility to approximately $68 million and allow the company to retain its 50 percent equity interest in Point Lisas Nitrogen Limited (PLNL), formerly known as Farmland MissChem Limited, its Trinidad ammonia facility. The term loan facility matures on October 31, 2004.

          In addition, the new investors or their affiliates will tender for the remaining secured bank debt, including the obligations under the debtor-in-possession (DIP) facility, at par plus accrued interest (excluding default interest). The tender is conditioned upon acceptance by at least 51 percent of the participating banks representing not less than 66 2/3 percent of the outstanding principal amount. This transaction is expected to close by January 27, 2004. The company anticipates that the pre-petition secured loans and the DIP facility will remain in place with current terms until a plan of reorganization is confirmed by the U.S. Bankruptcy Court or alternative financing is arranged.

          As a result of these agreements, the U.S. Bankruptcy Court has entered an order terminating the sale process involving the company's equity interest in PLNL. The company will pay Koch Nitrogen Company a breakup fee in the amount of $3.8 million. This fee will be paid out from proceeds of the term loan from the new investors.

          Charles O. Dunn, president and chief executive officer of Mississippi Chemical Corporation, said, "We are very pleased with the participation of Delaware Street Capital and DDJ Capital Management. Their active involvement and intention to convert a substantial amount of their initial loan to equity in a reorganization, in combination with potential similar conversions, which we expect will be recommended by the Official Creditors' Committee, will significantly reduce the company's debt. We continue to experience improving conditions in our products' markets, which combined with the prospect of a meaningful deleveraging of the company's capital structure, will accelerate the adoption of a viable plan of reorganization. Expediting the process will be in the best interests of all constituent parties."

          David Markus, a principal at Delaware Street Capital, said, "We are pleased to provide this facility to enable Mississippi Chemical to maintain a balanced portfolio of manufacturing and distribution assets in the nitrogen and phosphate industries. Upon completion of its restructuring plan, the company will be well positioned to benefit from the improving fundamentals in the agricultural sector. We look forward to working with the company towards completing its reorganization, and facilitating a rapid emergence from bankruptcy."

          As part of the work toward a plan of reorganization, the company will continue with the sale process of its potash assets, which is expected to be completed during the first calendar quarter. This sale will also reduce the company's debt.

          Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and potassium products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana and New Mexico, and through our joint venture Point Lisas Nitrogen Limited, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of its current debtor-in-possession financing facility as well as its new supplemental debtor-in-possession facility, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, and (xvi) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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